                                                                                        Exhibit 10(o)(15)

AMENDMENT NO. 14
TO
ALLTEL CORPORATION 401(k) PLAN
(January 1, 2001 Restatement)

WHEREAS, Alltel Corporation (the "Company") maintains the Alltel Corporation 401(k) Plan, as amended and restated effective January 1, 2001, and as subsequently amended (the "Plan"); and

WHEREAS, the Company desires further to amend the Plan;

NOW THEREFORE, BE IT RESOLVED, that the Company hereby amends the Plan in the respects hereinafter set forth:

Effective as of October 31, 2006, a new Section 20.14 is added to the Plan to provide as follows:

20.14	Merger of Western Wireless Corporation 401(k) Savings Plan

(a)
Effective as of October 31, 2006 and in accordance with such administrative procedures established by the Company, the Western Wireless Corporation 401(k) Savings Plan (the "Western Wireless Plan") shall be merged into and made a part of the Plan, and the trust fund maintained in connection with the Western Wireless Plan shall be added to the assets of the Trust Fund to be disposed of under the terms, conditions, and provisions of the Plan and the Trust. On and after October 31, 2006, except as otherwise expressly provided in this Section 20.14, the general provisions of the Plan shall govern with respect to the interests under the Western Wireless Plan of all persons, to the extent not inconsistent with any provisions of the Western Wireless Plan that may not be eliminated under Section 411(d)(6) of the Code (and the regulations thereunder).

(b)
As of October 31, 2006, Separate Accounts shall be established (if not previously established) in accordance with the provisions of Section 11.07 in the name of each person who as of October 31, 2006 was a participant or beneficiary with an interest under the Western Wireless Plan. In addition to any credits or debits to the Separate Account of the persons described in the immediately preceding sentence on or after October 31, 2006, in accordance with the Plan’s general provisions, as of the date the assets of the trust fund of the Western Wireless Plan are received by the Trustee and deposited in the Trust Fund there shall be credited to each such Separate Account or Sub-Account, as applicable, the value of such person's prior separate account or sub-account of the corresponding type under the Western Wireless Plan as certified to the Plan Administrator by the plan administrator of the Western Wireless Plan.

(c)
If a person who was a participant under the Western Wireless Plan incurred a forfeiture under the Western Wireless Plan prior to October 31, 2006 and resumes employment covered under the Plan such that restoration of that forfeiture would be required under the Western Wireless Plan as in effect on October 31, 2006, such forfeiture shall be restored under the Plan in the same manner and under the same conditions as such forfeiture would have been restored under the Western Wireless Plan as in effect on October 31, 2006.

(d)
Notwithstanding any other provision of the Plan to the contrary, each beneficiary designation under the Western Wireless Plan prior to October 31, 2006, shall apply to the Separate Accounts or Sub-Accounts established under Section 20.14(b) of the Plan, unless or until the applicable Participant designates (or has designated) a beneficiary under the Plan in which case Article XVII of the Plan shall apply.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Amendment No. 14 to the Alltel Corporation 401(k) Plan (January 1, 2001 Restatement) to be executed on this 31st day of October, 2006.

ALLTEL CORPORATION

By:  /s/ Scott T. Ford
Title: President and Chief Executive Officer